Exhibit 99.1

Prospect Capital Reports Financial Results for September 2016 Quarter

NEW YORK - (GLOBE NEWSWIRE) - November 8, 2016 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our first fiscal quarter ended September 30, 2016.
For copies of our corporate presentation, our recent shareholder letter, and our performance data please see http://shareholder.prospectstreet.com.

All amounts in $000’s except per share amounts	Quarter Ended September 30, 2016	Quarter Ended June 30, 2016	Quarter Ended September 30, 2015

Net Investment Income (“NII”)	$78,919	$91,367	$91,242
NII per Share	$0.22	$0.26	$0.26

Net Income (“NI”)	$81,366	$95,157	$27,817
NI per Share	$0.23	$0.27	$0.08

Distributable Income (“DI”)	$76,986	$92,315	$99,467
DI per Share	$0.22	$0.26	$0.28

Distributions Paid to Shareholders	$89,350	$89,107	$89,437
Distributions per Share	$0.25	$0.25	$0.25

NAV per Share at Period End	$9.60	$9.62	$10.17

Debt to Equity Ratio	76.3%	78.8%	78.0%

Available for Spillback (“Spillback”)	$96,641	$109,006	$96,511
Spillback per Share	$0.27	$0.31	$0.27

For the September 2016 quarter, we earned net investment income ("NII") of $78.9 million, or $0.22 per weighted average share, down $0.04 per share from the June 2016 quarter, primarily from a decrease in interest and other income following the sale of Harbortouch, which generated $5.1 million of prepayment interest income and $12.9 million of structuring fee income in the June 2016 quarter, or approximately $0.05 per share. The earnings reduction from Harbortouch was partially offset by increased earnings from new non-control investments made during the September 2016 quarter and lower management fees.
For the September 2016 quarter, our net income (“NI”) was $81.4 million or $0.23 per weighted average share, a decline of $0.04 per share from $95.2 million or $0.27 per share in the June 2016 quarter, for the reasons stated above. For the September 2015 quarter, our NI was $27.8 million or $0.08 per weighted average share. NI increased year-over-year in the September quarter primarily due to unrealized appreciation of our investments.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income” or “DI”) rather than GAAP net investment income. DI from time to time can decouple from NII. For the September 2016 quarter, our distributable income was $76.99 million or $0.22 per weighted average share, down $0.04 per share from the June 2016 quarter and $0.06 per share from the September 2015 quarter. The decrease from prior quarters was due to lower NII and lower levels of taxable income from CLO investments in the September 2016 quarter.
Regulated investment companies may utilize spillback dividends (“Spillback”) in the subsequent tax year to count toward prior year distribution requirements. Accordingly, DI in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status. As of September 30, 2016, we had available to us $96.6 million ($0.27 per share) in Spillback.
With the Harbortouch sale and other significant repayments, we were underinvested during the September 2016 quarter, carrying an average cash balance of $160.7 million and an average draw on our Prospect Capital Funding LLC (“PCF”) credit facility of $1.9 million. If we had booked another $460 million of 10% annualized coupon earning assets July 1, 2016, utilizing our uninvested cash and financing the remainder from our PCF credit facility, our September 2016 quarter net income would have increased by $7.1 million, before counting any additional structuring fee income earned in connection with such originations. We are working to achieve full investment with prudent originations that meet not only our strict diligence standards but also our return and capital preservation objectives.
As of September 30, 2016, our reported net asset value (“NAV”) per share was $9.60.
Our debt to equity ratio was 76.3% at September 30, 2016, down 170 bps from 78.0% at September 2015. Our balance sheet as of September 30, 2016 comprised 90.1% floating rate interest earning assets and 98.3% fixed rate liabilities, positioning us to benefit from potential increases in short-term interest rates.
Our recurring income as measured by the percentage of total investment income from interest income was 95% in the September 2016 quarter.
PORTFOLIO AND INVESTMENT ACTIVITY
We continue to prioritize secured lending. As of September 30, 2016, our portfolio at fair value consisted of 51.5% first lien, 19.5% second lien, 16.9% structured credit (with underlying first lien), 10.8% equity investments, 1.1% unsecured debt, and 0.2% small business whole loan. As of September 30, 2016, our control investments at fair value were 30.6% of our portfolio.
Our portfolio’s annualized current yield stood at 12.8% across all performing interest bearing investments as of September 30, 2016.

At September 30, 2016, our portfolio consisted of 123 long-term investments with a fair value of $6.110 billion, spanning a diversified range of industries with no one industry representing more than 9.3% of the portfolio at fair value, and energy representing 2.6%. The fair value of our loans on non-accrual as a percentage of total assets was approximately 1.6% at September 30, 2016, with 0.5% in the energy industry. For a listing of transactions completed during the quarter, please see the section titled “Portfolio Investment Activity” in our form 10-Q for the quarter ended September 30, 2016.
As of September 30, 2016, our weighted average portfolio net leverage stood at 4.07 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), down from 4.18 times as of June 2016, and down from 4.36 times as of September 2015. As of September 30, 2016, our weighted average EBITDA per portfolio company was $51.7 million, up from $48.1 million as of June 2016 and up from $44.6 million as of September 2015.

During the September 2016 quarter, we completed new and follow-on investments aggregating $347.15 million, sold three investments and received full repayments on two investments. Our sales, repayments, and scheduled amortization payments in the September 2016 quarter were $114.33 million, resulting in net originations of $232.82 million.
During the September 2016 quarter, our originations comprised 36% third party sponsor deals, 20% online lending, 20% structured credit, 14% real estate, 6% syndicated debt, and 4% operating buyouts.
In addition to a substantial investment in real estate, we and NPRC continued our investment in the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC currently hold $576.8 million of loans and securitization interests, across multiple origination and underwriting platforms. Our online business is currently delivering a yield on our invested capital exceeding 14% (net of all incurred costs and expected losses). NPRC currently has five bank credit facilities supporting its online business, and an NPRC subsidiary recently closed a consumer securitization.
As of September 30, 2016 we were invested in 40 structured credit investments with a fair value of $1.03 billion with individual standalone financings non-recourse to Prospect and with our risk capped at our net investment amount. Our structured credit portfolio comprises over 2,900 loans and a total asset base of over $19.6 billion. As of September 30, 2016, our structured credit portfolio experienced a trailing twelve month default rate of 1.39%, or 56 basis points less than the broadly syndicated market trailing twelve month default rate of 1.95%. In the September 2016 quarter, our structured credit equity portfolio generated an annualized cash yield of 26.1% and an annualized GAAP yield of 16.1% based on September 30, 2016 fair value. As of September 30, 2016, our existing structured credit portfolio has generated $758.9 million in cumulative cash distributions, representing 58.1% of our original investment. In addition, we have exited seven structured credit investments totaling $153.6 million with an average realized IRR of 16.8% and cash on cash multiple of 1.42 times.
Prospect’s structured credit portfolio has paid to Prospect an average 26.5% cash yield (based on September 2016 fair value) in the twelve months ended September 30, 2016. Since August 29, 2016 (the date of our last earnings release), two of our structured credit investments completed refinancings to reduce the cost of liabilities and three additional structured credit investments completed multi-year extensions of the reinvestment period of such investments. We are working on identifying further structured credit investment refinancings and extensions in the portfolio to enhance value.
LIQUIDITY AND FINANCIAL RESULTS
Our debt to equity ratio was 76.3% at September 30, 2016. We repaid our $167.5 million August 2016 convertible note issue at maturity. For the remainder of fiscal year 2017, we have no liability maturities exceeding $10 million.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders have extended commitments of $885.0 million under the Facility as of September 30, 2016. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. On August 22, 2016, the 2014 Facility was amended to eliminate some of the restrictions in the definition of an eligible loan for pledging to the facility and increase our overall borrowing base. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We have diversified our counterparty risk. As of September 30, 2016, 21 institutional lenders committed to the Facility compared to five lenders at June 30, 2010, one of the most diversified bank groups in our industry. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period. We currently have no borrowing drawn under our Facility.
We have seven separate unsecured debt issuances aggregating $1.67 billion outstanding, not including our program notes, with maturities ranging from October 15, 2017 to June 15, 2024. As of September 30, 2016, $945.75 million of program notes were outstanding with staggered maturities through October 2043.
As of September 30, 2016, we held approximately $4.8 billion of unencumbered assets on our balance sheet, representing approximately 76.2% of Prospect’s total assets.
EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Wednesday, November 9, 2016, at 11:00 am. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10096060.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2016	June 30, 2016

	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,870,228 and $1,768,220, respectively)	$1,867,823	$1,752,449
Affiliate investments (amortized cost of $8,530 and $10,758, respectively)	6,966	11,320
Non-control/non-affiliate investments (amortized cost of $4,422,436 and $4,312,122, respectively)	4,234,807	4,133,939
Total investments at fair value (amortized cost of $6,301,194 and $6,091,100, respectively)	6,109,596	5,897,708
Cash	132,240	317,798
Receivables for:
Interest, net	9,920	12,127
Other	197	168
Prepaid expenses	703	855
Deferred financing costs on Revolving Credit Facility (Note 4)	6,834	7,525
Total Assets	6,259,490	6,236,181

Liabilities
Revolving Credit Facility (Notes 4 and 8)	44,000	—
Prospect Capital InterNotes® (Notes 7 and 8)	930,814	893,210
Convertible Notes (Notes 5 and 8)	908,240	1,074,361
Public Notes (Notes 6 and 8)	736,821	699,368
Interest payable	33,086	40,804
Due to broker	80,397	957
Due to Prospect Capital Management (Note 13)	51,091	54,149
Due to Prospect Administration (Note 13)	1,719	1,765
Accrued expenses	2,764	2,259
Other liabilities	5,113	3,633
Dividends payable	29,836	29,758
Total Liabilities	2,823,881	2,800,264
Commitments and Contingencies (Note 3)	—	—
Net Assets	$3,435,609	$3,435,917

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 358,042,158 and 357,107,231 issued and outstanding, respectively) (Note 9)	$358	$357
Paid-in capital in excess of par (Note 9)	3,973,957	3,967,397
Accumulated overdistributed net investment income	(11,643)	(3,623)
Accumulated net realized loss	(335,465)	(334,822)
Net unrealized loss	(191,598)	(193,392)
Net Assets	$3,435,609	$3,435,917

Net Asset Value Per Share (Note 16)	$9.60	$9.62

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,
	2016	2015
Investment Income
Interest income:
Control investments	$45,909	$51,944
Affiliate investments	—	885
Non-control/non-affiliate investments	86,660	93,708
Structured credit securities	39,081	44,766
Total interest income	171,650	191,303
Dividend income:
Control investments	2,240	3,213
Non-control/non-affiliate investments	144	2
Total dividend income	2,384	3,215
Other income:
Control investments	2,940	2,409
Non-control/non-affiliate investments	2,858	3,324
Total other income (Note 10)	5,798	5,733
Total Investment Income	179,832	200,251
Operating Expenses
Investment advisory fees:
Base management fee (Note 13)	30,792	32,954
Income incentive fee (Note 13)	19,730	22,810
Interest and credit facility expenses	41,669	41,957
Allocation of overhead from Prospect Administration (Note 13)	3,533	4,178
Audit, compliance and tax related fees	1,395	1,877
Directors’ fees	113	94
Other general and administrative expenses	3,681	5,139
Total Operating Expenses	100,913	109,009
Net Investment Income	78,919	91,242
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses)
Control investments	—	—
Affiliate investments	137	—
Non-control/non-affiliate investments	572	(2,134)
Foreign currency transactions	5	(1)
Net realized gains (losses)	714	(2,135)
Net change in unrealized gains (losses)
Control investments	13,345	(39,852)
Affiliate investments	(2,126)	105
Non-control/non-affiliate investments	(9,446)	(21,197)
Foreign currency translations	21	(331)
Net change in unrealized gains (losses)	1,794	(61,275)
Net Realized and Change in Unrealized Gains (Losses)	2,508	(63,410)
Net realized losses on extinguishment of debt	(61)	(15)
Net Increase in Net Assets Resulting from Operations	$81,366	$27,817
Net increase in net assets resulting from operations per share	$0.23	$0.08
Dividends declared per share	$(0.25)	$(0.25)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended September 30,
	2016	2015
Per Share Data
Net asset value at beginning of period	$9.62	$10.31
Net investment income(1)	0.22	0.26
Net realized loss on investments(1)	—	(0.01)
Net change in unrealized appreciation (depreciation) on investments(1)	0.01	(0.17)
Net realized losses on extinguishment of debt(1)	—	—
Dividends to shareholders	(0.25)	(0.25)
Common stock transactions(2)	—	0.03
Net asset value at end of period	$9.60	$10.17

(1)	Per share data amount is based on the weighted average number of common shares outstanding for the year/period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and shares repurchased below net asset value pursuant to our Repurchase Program.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the three months ended September 30, 2016 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2016 and August 31, 2017 tax year):

GAAP Net Investment Income to Distributable Income	Three Months Ended September 30, 2016
GAAP Net Investment Income	$78,919
(Book income in excess of taxable income) taxable income in excess of book income from CLO investments	(4,972)
Non-deductible federal excise tax expense	—
Taxable gain from pass-through controlled companies	2,982
Other net additions to distributable income	57
Distributable Income	$76,986
Weighted average shares of common stock outstanding	357,527,279
Distributable Income per Share	$0.22

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702